February 2025

Pricing Supplement No. 6,572

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 14, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

Fully and Unconditionally Guaranteed by Morgan Stanley

The Partial Principal at Risk Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide for a minimum payment amount of only 95% of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented and modified by this document. At maturity, if the underlying commodity shares have appreciated in value, investors will receive the stated principal amount of their investment plus 100% of the appreciation of the underlying commodity shares from the initial share price to the final share price, subject to the maximum payment amount. However, if at maturity the underlying commodity shares have depreciated in value, investors will lose 1% for every 1% decline of the final share price from the initial share price, subject to the minimum payment amount. Investors may lose up to 5% of the stated principal amount of the securities. The securities are for investors who are concerned about principal risk, but seek a commodity-based return, and who are willing to risk 5% of their principal and to forgo current income and appreciation above the maximum payment amount in exchange for the repayment of at least 95% of the principal at maturity and the opportunity to earn a return reflecting 100% of the appreciation of the underlying commodity shares from the initial share price to the final share price, subject to the maximum payment amount. The securities are securities issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Minimum purchase amount:	$10,000 / 10 securities
Stated principal amount:	$1,000 per security
Aggregate principal amount:	$2,240,000
Pricing date:	February 14, 2025
Original issue date:	February 20, 2025 (3 business days after the pricing date)
Maturity date:	March 18, 2026
Interest:	None
Underlying commodity shares:	Shares of the SPDR® Gold Trust
Payment at maturity:

If the final share price is greater than the initial share price:

$1,000 + supplemental redemption amount, subject to the maximum payment amount

If the final share price is less than or equal to the initial share price:

$1,000 x (final share price / initial share price), subject to the minimum payment amount

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 per security by an amount that is proportionate to the percentage decline of the underlying commodity shares. However, under no circumstances will the payment due at maturity be less than the minimum payment amount of $950 per security.

Supplemental redemption amount:	(i) $1,000 times (ii) the share percent change times (iii) the participation rate
Maximum payment amount:	$1,167.50 per security (116.75% of the stated principal amount)
Minimum payment amount:	$950 per security (95% of the stated principal amount)
Participation rate:	100%
Share percent change:	(final share price – initial share price) / initial share price
Initial share price:	$270.31, which is the closing price of the underlying commodity shares on February 13, 2025
Final share price:	The closing price of the commodity shares on the determination date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying commodity shares
Determination date:	March 13, 2026, subject to postponement for non-trading days and certain market disruption events
CUSIP / ISIN:	61778CJE6 / US61778CJE66
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$985.00 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$10.40	$989.60
Total	$2,240,000	$23,296	$2,216,704

(1)J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.40 per $1,000 stated principal amount of securities.

(2)Please see “Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for information about fees and commissions.

(3)See “Use of proceeds and hedging” on page 20.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley

Morgan Stanley Finance LLC

Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

Investment Summary

Partial Principal at Risk Securities

The Partial Principal at Risk Securities due March 18, 2026 Based on the Performance of the SPDR® Gold Trust (the “securities”) provide investors with an opportunity to receive a return reflecting 100% of the positive performance of the underlying commodity shares, subject to the maximum payment amount, while maintaining 1:1 downside exposure to any depreciation of the underlying commodity shares, subject to the minimum payment amount at maturity of $950 per security.

If the final share price is greater than the initial share price, the securities will pay the stated principal amount of $1,000 plus a supplemental redemption amount, subject to the maximum payment amount $1,167.50 per security (116.75% of the stated principal amount). The supplemental redemption amount provides 100% upside participation (e.g., if the underlying commodity shares appreciate 5% from the initial share price to the final share price, the investor receives 100% of principal plus 5% at maturity) in the performance of the underlying commodity shares, subject to the maximum payment amount. If the final share price is equal to or less than the initial share price, the payment at maturity per security will be equal to or less than the $1,000 principal amount of securities by an amount proportionate to the decline in the underlying commodity shares as of the determination date, subject to the minimum payment amount of $950 per security. The securities do not pay interest, and all payments on the securities, including the payment of the minimum payment amount at maturity, are subject to our credit risk.

Maturity:	Approximately 13 months
Maximum payment amount:	$1,167.50 per security (116.75% of the stated principal amount).
Minimum payment amount:	$950 per security (95% of the stated principal amount). You could lose up to 5% of the stated principal amount of the securities.
Participation rate:	100%
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $985.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity shares, instruments based on the underlying commodity shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the minimum payment amount, the maximum payment amount and the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher

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Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

Key Investment Rationale

The securities offer 100% participation in the positive performance of the underlying commodity shares, subject to the maximum payment amount, while providing for a minimum repayment of 95% of the stated principal amount if the securities are held to maturity, in exchange for forgoing current income and interest. All payments on the securities, including the payment of the minimum payment amount at maturity, are subject to our credit risk.

Minimum Payment Amount of 95% of Principal at Maturity	The securities provide for the minimum payment amount of 95% of principal if held to maturity.
Upside Scenario

The underlying commodity shares appreciate, and the securities return par plus 100% upside participation in the appreciation of the underlying commodity shares, subject to the maximum payment amount of $1,167.50 per security (116.75% of the stated principal amount).

Downside Scenario

The underlying commodity shares depreciate, and the securities redeem for less than the $1,000 stated principal amount by an amount proportionate to the decline in the value of the underlying commodity shares, subject to the minimum payment amount of $950 per security (95% of the stated principal amount).

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Morgan Stanley Finance LLC

Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities, based on the following terms:

Stated principal amount:	$1,000 per security
Participation rate:	100%
Maximum payment amount:	$1,167.50 per security (116.75% of the stated principal amount)
Minimum payment amount:	$950 per security (95% of the stated principal amount)

Payoff Diagram

The Underlying Commodity Shares
The Securities
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the Securities
$1,167.50 Maximum Payment Amount
$1,000 Stated Principal Amount
$950 Minimum Payment Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
-5%
16.75%
Percentage Change in the Final Share Price

How it works

◼Upside Scenario. If the final share price is greater than the initial share price, investors would receive the $1,000 stated principal amount plus 100% participation in the appreciation of the underlying commodity shares, subject to the maximum payment amount of $1,167.50 per security (116.75% of the stated principal amount). Under the terms of the securities, an investor will realize the maximum payment amount at a final share price of 116.75% of the initial share price.

oIf the underlying commodity shares appreciate 2%, investors would receive a 2.00% return, or $1,020 per security.

oIf the underlying commodity shares appreciate 50%, investors would receive only the maximum payment amount of $1,167.50 per security.

◼Par or Downside Scenario. If the final share price is less than or equal to the initial share price, investors would receive an amount less than or equal to the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying commodity shares over the term of the securities, subject to the minimum payment amount of $950 per security.

oIf the underlying commodity shares depreciate 1.50% from the initial share price to the final share price, investors would lose 1.50% of their principal and receive only $985 per security at maturity, or 98.50% of the stated principal amount.

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Morgan Stanley Finance LLC

Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

oIf the underlying commodity shares depreciate 50% from the initial share price to the final share price, investors would receive the minimum payment amount of $950 per security at maturity, or 95% of the stated principal amount.

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Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

◼The securities do not pay interest and provide for a minimum payment amount of only 95% of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 95% of principal at maturity. If the underlying commodity shares have depreciated over the term of the securities, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the underlying commodity shares, subject to the minimum payment amount of $950 per security (95% of the stated principal amount). You could lose up to 5% of your investment in the securities.

◼The appreciation potential of the securities is limited by the maximum payment amount. The appreciation potential of the securities is limited by the maximum payment amount of $1,167.50 per security, or 116.75% of the stated principal amount. Because the payment at maturity will be limited to 116.75% of the stated principal amount of the securities, any increase in the final share price beyond 116.75% of the initial share price will not further increase the return on the securities.

◼The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value and volatility of the underlying commodity shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The value of the underlying commodity shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® Gold Trust Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

◼The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

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Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

◼The amount payable on the securities is not linked to the value of the underlying commodity shares at any time other than the determination date. The final share price will be based on the closing price on the determination date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the underlying commodity shares appreciates prior to the determination date but then drops by the determination date to be equal to or below the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying commodity shares prior to such drop. Although the actual value of the underlying commodity shares on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the closing price on the determination date.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭Investing in the securities is not equivalent to investing in the underlying commodity shares or in the commodity composing the underlying commodity shares. Investing in the securities is not equivalent to investing in the underlying commodity shares or in the commodity that constitutes the underlying commodity shares. Investors in the securities will not have voting rights or rights to receive distributions or any other rights with respect to the underlying commodity that constitutes the underlying commodity shares, and investors will not participate in any appreciation of underlying commodity shares beyond a level that results in a payment of the maximum payment amount.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary

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Based on the Performance of the SPDR® Gold Trust

market for the securities. MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price and the final share price, will calculate the amount of cash you will receive at maturity, whether a market disruption event has occurred and whether to make any adjustments to the adjustment factor. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the closing price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Terms of the Securities” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity shares and the underlying commodity), including trading in the underlying commodity shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. MS & Co. and some of our affiliates also trade the underlying commodity shares and other financial instruments related to the underlying commodity shares and the underlying commodity on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to February 13, 2025 could potentially increase the initial share price, and, therefore, the value at or above which the underlying commodity shares must close on the determination date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the value of the underlying commodity shares on the determination date, and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Underlying Commodity Shares

◼Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The SPDR® Gold Trust is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate with, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to underlying commodity shares which reflect the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that such volatility will lessen.

◼The securities are subject to risks associated with gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold to which the return on the securities is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the price of gold include economic factors, such as, among

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other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (as the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold-producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold markets.  It is not possible to predict the aggregate effect of any or all of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that such volatility will lessen.

◼There are risks relating to trading of commodities on the London Bullion Market Association. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold is determined by the LBMA or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation not currently in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the securities. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

◼The performance and market price of the underlying commodity shares, particularly during periods of market volatility, may not correlate with the performance of the underlying commodity or the net asset value per share of the underlying commodity shares. The underlying commodity shares do not fully replicate the performance of the underlying commodity due to the fees and expenses charged by the underlying commodity shares or by restrictions on access to the underlying commodity due to other circumstances. The underlying commodity shares do not generate any income, and as the underlying commodity shares regularly sell the underlying commodity to pay for ongoing expenses, the amount of the underlying commodity represented by each share gradually declines over time. The underlying commodity shares sell the underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of the underlying commodity. The sale by the underlying commodity shares of the underlying commodity to pay expenses at a time of relatively low prices for the underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that part or all of the holdings of the underlying commodity shares in the underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the underlying commodity shares are traded on an exchange and are subject to market supply and investor demand, the market price of the underlying commodity shares may differ from the net asset value per share of the underlying commodity shares.

In particular, during periods of market volatility, or unusual trading activity, the underlying commodity underlying the underlying commodity shares may be disrupted or limited, or such underlying commodity may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying commodity shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying commodity shares, and their ability to create and redeem

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shares of the underlying commodity shares may be disrupted. Under these circumstances, the market price of shares of the underlying commodity shares may vary substantially from the net asset value per share of the underlying commodity shares or the performance of the underlying commodity.

For all of the foregoing reasons, the performance of the underlying commodity shares may not correlate with the performance of the underlying commodity or the net asset value per share of such underlying commodity shares. Any of these events could materially and adversely affect the price of the underlying commodity shares and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying commodity shares on the determination date, even if the underlying commodity shares are underperforming the underlying commodity and/or trading below the net asset value per share of the underlying commodity shares.

◼Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity, and, therefore, the value of the securities.

◼The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying commodity shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying commodity shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying commodity shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

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Based on the Performance of the SPDR® Gold Trust

SPDR® Gold Trust Overview

The SPDR® Gold Trust (the “Gold Trust”) is an investment trust sponsored by World Gold Trust Services, LLC and marketed by State Street Global Advisors Funds Distributors, LLC, which seeks to provide investment results that reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars. Information provided to or filed with the Securities and Exchange Commission (“the Commission”) by the Trust pursuant to the Securities Act of 1933 can be located by reference to Commission file number 001-32356 through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® Gold Trust is accurate or complete.

We have derived all information regarding the SPDR® Gold Trust, including its make-up and method of calculation, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Gold Trust and World Gold Trust Services, LLC (“World Gold”), the sponsor of the Gold Trust. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Gold Trust, and HSBC Bank plc is the custodian of the Gold Trust. The Gold Trust is an investment trust. Shares of the Gold Trust trade under the ticker symbol “GLD” on the NYSE Arca, Inc.

The investment objective of the Gold Trust is to reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars. The Gold Trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the Gold Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the shares of the Gold Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The shares of the Gold Trust represent units of fractional undivided beneficial interest in and ownership of the Gold Trust, the primary asset of which is allocated (or secured) gold. The Gold Trust is not managed like a corporation or an active investment vehicle. The gold held by the Gold Trust will be sold only: (1) on an as-needed basis to pay the Gold Trust’s expenses, (2) in the event the Gold Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. Effective July 17, 2015, the Gold Trust’s only recurring fixed expense is World Gold’s fee, which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the Gold Trust.

Information as of market close on February 14, 2025:

Bloomberg Ticker Symbol:	GLD UP
Current Share Price:	$266.29
52 Weeks Ago:	$184.42
52 Week High (on 2/13/2025):	$270.31
52 Week Low (on 2/14/2024):	$184.42

The following graph shows the closing prices of the underlying commodity shares for each day from January 1, 2020 through February 14, 2025. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying commodity shares for each quarter in the same period. The closing price of the underlying commodity shares on February 14, 2025 was $266.29. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The price of the underlying commodity shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. The historical performance of the underlying commodity shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying commodity shares on the determination date.

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SPDR® Gold Trust – Daily Closing Prices January 1, 2020 to February 14, 2025

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SPDR® Gold Trust (CUSIP: 78463V107)	High ($)	Low ($)	Period End ($)
2020
First Quarter	157.81	138.04	148.05
Second Quarter	167.37	149.45	167.37
Third Quarter	193.89	166.62	177.12
Fourth Quarter	183.19	166.67	178.36
2021
First Quarter	182.87	157.49	159.96
Second Quarter	178.77	161.92	165.63
Third Quarter	171.17	161.32	164.22
Fourth Quarter	174.50	163.92	170.96
2022
First Quarter	191.51	166.99	180.65
Second Quarter	184.65	168.46	168.46
Third Quarter	168.32	151.23	154.67
Fourth Quarter	169.64	151.45	169.64
2023
First Quarter	185.74	168.35	183.22
Second Quarter	190.44	177.09	178.27
Third Quarter	183.67	171.45	171.45
Fourth Quarter	192.59	168.83	191.17
2024
First Quarter	205.72	184.42	205.72
Second Quarter	224.56	207.82	215.01
Third Quarter	246.98	215.56	243.06
Fourth Quarter	257.50	236.59	242.13
2025
First Quarter (through February 14, 2025)	270.31	243.19	266.29

This document relates only to the securities referenced hereby and does not relate to the underlying commodity shares. We have derived all disclosures contained in this document regarding the Gold Trust from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Gold Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Gold Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying commodity shares (and therefore the price of the underlying commodity shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Gold Trust could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying commodity shares.

We and/or our affiliates may presently or from time to time engage in business with the Gold Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gold Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying commodity shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of the Gold Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying commodity shares.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Underlying commodity:	Gold
Call right:	The securities are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the determination date as postponed.

Closing price:

The closing price on any trading day means:

(i)          if the underlying commodity shares (or any such other security) are listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying commodity ETF shares (or any such other security) are listed,

(ii)          if the underlying commodity shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

(iii)         if the underlying commodity shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying commodity shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the closing price for one underlying commodity share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the underlying commodity shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the underlying commodity shares (or any such other security) is not available pursuant to the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying commodity shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “Discontinuance of the underlying commodity shares; alteration of method of calculation” below.

Business day:

Any day other than a Saturday or Sunday which is neither a legal holiday nor a day on which banking institutions are required or authorized by law or regulation to close in New York, New York or the city and state of our principal place of business or a day on which transactions in U.S. dollars are not conducted.

Trading day:

A day, as determined by the calculation agent, on which NYSE Arca (or if NYSE Arca is no longer the principal exchange or trading market for the underlying commodity shares, such exchange or principal trading market for the underlying commodity shares that serves as the price-source for the underlying commodity shares) is open for trading during its regular session, notwithstanding such exchange or principal trading market closing prior to its scheduled closing time.

Market disruption event:	With respect to the underlying commodity shares, market disruption event means: (i) the occurrence or existence of any of:

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a.    a suspension, absence or material limitation of trading of the underlying commodity shares on the primary market for the underlying commodity shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying commodity shares as a result of which the reported trading prices for the underlying commodity shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying commodity shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

b.    a suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the underlying commodity shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion, and

(ii)          a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event in respect of the underlying commodity shares has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the market, (2) a decision to permanently discontinue trading in the underlying commodity shares or in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying commodity shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying commodity shares and (4) a “suspension, absence or material limitation of trading” on the primary market on which futures or options contracts related to the underlying commodity shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the underlying commodity shares; alteration of method of calculation:

If trading in the underlying commodity shares on every applicable national securities exchange is permanently discontinued or the underlying commodity shares are liquidated or otherwise terminated (a “discontinuance or liquidation event”), the securities will be deemed accelerated to the fifth business day following the date notice of such liquidation event is provided to holders of the underlying commodity shares under the terms of the underlying commodity shares (the date of such notice, the “liquidation announcement date” and the fifth business day following the liquidation announcement date, the “acceleration date”), and the payment to you on the acceleration date will be equal to the fair market value of the securities on the trading day immediately following the liquidation announcement date as determined by the calculation agent in its sole discretion based on its internal models, which will take into account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.

Antidilution adjustments:

If the underlying commodity shares are subject to a share split or reverse share split, then once such split has become effective, the adjustment factor for the underlying commodity shares will be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such share split or reverse share split with respect to one share of the underlying commodity shares.

No adjustment to an adjustment factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factors or method of calculating the adjustment factors and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described

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below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New

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York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$10,000 / 10 securities
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the securities. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income. We have determined that the “comparable yield” for the securities is a rate of 4.4953% per annum, compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a security (assuming an issue price of $1,000) consists of a single projected amount equal to $1,049.1948 due at maturity.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a security) that will be deemed to have accrued with respect to a security for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD

INTEREST INCOME DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER SECURITY)

TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER SECURITY) AS OF END OF ACCRUAL PERIOD

Original Issue Date through June 30, 2025

$16.2330

$16.2330

July 1, 2025 through December 31, 2025

$22.8414

$39.0744

January 1, 2026 through the Maturity Date

$10.1204

$49.1948

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference an exchange-traded fund, and neither the fund nor any of its holdings is treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to February 13, 2025, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying commodity shares, in futures and/or options contracts on the underlying commodity shares or the underlying commodity, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying commodity shares on February 13, 2025, and, therefore, the price at or above which the underlying commodity shares must close on the determination date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the determination date, by purchasing and selling the underlying commodity shares, futures or options contracts on the underlying commodity shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity shares, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $10.40 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any

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Partial Principal at Risk Securities due March 18, 2026

Based on the Performance of the SPDR® Gold Trust

sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and the prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

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